Exhibit 99.1

NEWS RELEASE

Release No. 107-3-4

805 SW Broadway	Contact:
Portland, OR 97205	David Dugan (Media Relations)
503.821.5100	503.821.5285
Fax: 503.821.5107	Bill Hebert (Investor Relations)
503.821.5100

FOR IMMEDIATE RELEASE

LP Announces Tender Offer and Consent Solicitation for 10.875% Notes Due 2008

Portland, Ore. (March 11, 2004) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) announced today that it has commenced a tender offer and consent solicitation for any and all of its outstanding 10.875% Senior Subordinated Notes due 2008 (“Notes”).

The tender offer and consent solicitation are subject to the terms and conditions set forth in LP’s Offer to Purchase and Consent Solicitation Statement dated March 11, 2004, including minimum tender and minimum consent conditions.  The consent solicitation will expire at 5:00 p.m. EST on March 24, 2004 (as such date may be extended, the “Consent Date”), and the tender offer will expire at 9:00 a.m. EDT on April 8, 2004 (as such date may be extended, the “Expiration Date”).  The principal amount of the Notes outstanding is $200 million.

Holders of Notes are being asked to consent to amendments that will suspend substantially all of the restrictive covenants contained in the indenture governing the Notes, subject initially to our maintenance of specified corporate credit ratings, and relax certain other restrictive covenants of the indenture.

On the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, and subject to a reservation of rights to amend, extend, or terminate the tender offer and/or the consent solicitation, LP is offering:

•                  A consent payment of $10 and a tender price of $1,187.50 per $1,000 of principal amount of Notes for valid tenders and the related consents received by the Consent Date;

•                  A consent payment of $10 per $1,000 of principal amount of Notes for valid consents received prior to the Consent Date without a tender of the related Notes; or

•                  A tender offer price of $1,187.50 per $1,000 of principal amount of Notes for valid tenders of Notes received after the Consent Date but by the Expiration Date.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes and does not set forth all the terms and conditions of the tender offer and consent solicitation.  Holders of Notes should carefully read LP’s Offer to Purchase and Consent Solicitation Statement and the accompanying materials for a complete description of all terms and conditions before any decision is made with respect to the tender offer and consent solicitation.  LP does not make any recommendation as to whether or not any Holder should tender Notes or consent to the proposed amendments.  Additional information concerning the terms and conditions, and the procedure for tendering Notes and delivering consents, may be obtained from Goldman, Sachs & Co. by calling (800) 828-3182.  Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from D.F. King & Co., Inc., at 48 Wall Street, New York, New York 10005, (888) 628-9011.

LP is a premier supplier of building materials, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers.  Visit LP’s web site at www.lpcorp.com for additional information on the company.

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FORWARD LOOKING STATEMENTS

This news release contains statements concerning Louisiana-Pacific Corporation’s (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company’s products, and prices for structural products; the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals; and the risk of losses from fires, floods and other natural disasters. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.